Two Rivers Water & Farming Company
December 31, 2012 - 10K Filing and Annual Report
Exhibit 21.1
Listing of Active Subsidiaries
Company	State of Organization	Ultimate Parent	Immediate Parent	% Ownership
Two Rivers Water & Farming Company	CO
HCIC Holdings, LLC	CO	Two Rivers Water & Farming Company	TRWC, Inc.	100
Huerfano-Cucharas Irrigation Company	CO	Two Rivers Water & Farming Company	HCIC Holdings	91
Two Rivers Water LLC	CO	Two Rivers Water & Farming Company	Two Rivers Water & Farming Company	100
Orlando Reservoir No. 2 Company, LLC	CO	Two Rivers Water LLC	Two Rivers Water & Farming Company
Two Rivers Farms LLC	CO	Two Rivers Water & Farming Company	Two Rivers Water & Farming Company	100
Two Rivers Farms F-1, Inc.	CO	Two Rivers Water & Farming Company	Two Rivers Farms LLC	100
Two Rivers Farms F-2, Inc.	CO	Two Rivers Water Company	Two Rivers Farms LLC	100
Dionisio Farms & Produce, Inc.	CO	Two Rivers Water & Farming Company	Two Rivers Farms LLC	100